Exhibit 99.1

FOR IMMEDIATE RELEASE

Loudeye Announces Effectiveness of Resale Registration Statement

Seattle, WA – May 28, 2004 – Loudeye Corp. (Nasdaq: LOUD) today announced that the Securities and Exchange Commission declared effective its registration statement on Form S-3 covering resales by certain security holders of up to 12,593,570 shares of common stock. The shares included in the registration statement were related to various transactions, including the Company’s February 2004 private equity financing in which the Company raised $20 million in gross proceeds, and the Company’s acquisition of Overpeer, Inc. in March 2004. Loudeye will not receive any proceeds from any resale by the selling security holders of the securities registered in the registration statement.

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Loudeye Corp.

Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest music archive and the industry’s leading digital media infrastructure enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

Contacts:

Media/public relations: Candice Yusim, mPRm, 323-933-3399, cyusim@mprm.com Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com